UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 15, 2014
Date of Report (Date of earliest event reported)
bebe stores, inc.
(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
400 Valley Drive Brisbane, California 94005 (Address of principal executive offices) (Zip Code)

(415) 715-3900
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of President and Chief Executive Officer
On December 15, 2014, bebe stores, inc. (the “Company”) announced the appointment of Jim Wiggett as its Chief Executive Officer and member of the of the Board of Directors (the “Board”). Mr. Wiggett, age 64, had been serving as the Company’s interim Chief Executive Officer since June 12, 2014. Mr. Wiggett brings nearly 40 years of retail, merchandising, and business experience to the Company. Mr. Wiggett has served as the Chief Executive Officer and founder of Jackson Hole Group, a strategic consulting group, since 2002. Prior to founding Jackson Hole Group, Mr. Wiggett served as Executive Vice President of the Selective Distribution Group (SDG), one of 5 operating divisions of Moet Hennesy Louis Vuitton (LVMH), from 1999 through 2002. Mr. Wiggett also served as the President and Chief Executive Officer of Sephora.com, one of LVMH’s operating companies/brands. Prior to that, Mr. Wiggett held senior positions with Duty Free Stores (DFS), Charles Schwab Corporation, the ITEL Corp., Cambridge Plan International and R.H. Macy Corp.
Executive Employment Agreement
On December 15, 2014, the Company entered into an employment agreement (the “Agreement”) with Mr. Wiggett. The material terms of Mr. Wiggett’s compensation arrangements and the Agreement are summarized below:

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Base Salary and Bonus. Mr. Wiggett will receive an annual base salary of $800,000. He is also eligible for an annual bonus under the Company’s Equity Incentive Plan, which is implemented under the Company’s 1997 Stock Plan, as amended, with a target amount of 100% of base salary with a maximum bonus opportunity of 200% of base salary. The actual amount of the annual bonus will be determined by the Board based on the Company’s achievement of performance goals to be determined by the Board in its sole discretion.

•
Grant of Restricted Stock Units. The Board approved a grant of restricted stock units (“RSUs”) for Mr. Wiggett equal to 754,717 shares. The RSUs will vest in four annual installments beginning on the effective date of the Agreement based on continued employment as Chief Executive Officer.

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Severance Terms. Pursuant to the Agreement, upon the termination of Mr. Wiggett’s employment, Mr. Wiggett is entitled to receive (i) any portion of his annual base salary and annual target bonus (as adjusted) earned through the date of termination not theretofore paid, (ii) any outstanding business expenses owed, (iii) any accrued but unused vacation and (iv) any amount arising from his participation in certain other benefit plans as described in the Agreement.

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◦
Severance Payments Not in Connection with a Change of Control. Pursuant to the Agreement, Mr. Wiggett is entitled to receive certain additional benefits upon the involuntary termination of his employment under certain circumstances. In the event of (i) an involuntary termination of Mr. Wiggett’s employment by the Company for any reason other than “Cause” (as defined in the Agreement) by (ii) Mr. Wiggett’s resignation for “Good Reason” (as defined in the Agreement), in each case, other than during the twelve (12) month period commencing on the consummation of a Change in Control (as defined in the Agreement), then Mr. Wiggett shall generally be entitled to (x) cash lump sum equal to 100% of his annual base salary, (y) up to 12 months of COBRA reimbursement and (z) vesting acceleration of time-based equity awards equal to the number of shares that would have vested during the period through the date of termination if the equity award had been subject to a monthly vesting schedule, with respect to the number of unvested shares underlying such equity awards pursuant to a formula as set forth in the Agreement.

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Severance Payments in Connection with a Change of Control. Pursuant to the Agreement, Mr. Wiggett is entitled to receive certain additional benefits upon the involuntary termination of his employment under certain circumstances. In the event of (i) an involuntary termination of Mr. Wiggett’s employment by the Company for any reason other than “Cause” (as defined in the Agreement) by (ii) Mr. Wiggett’s resignation for “Good Reason” (as defined in the Agreement), in each case, occurring within the twelve (12) month period commencing on the consummation of a Change in Control (as defined in the Agreement”), then Mr. Wiggett shall generally be entitled to (x) cash lump sum equal to 100% of his annual base salary, (y) up to 12 months of COBRA reimbursement and (z) vesting acceleration of all time-based equity awards.

•
Other Benefits. Pursuant to the terms of the Agreement, Mr. Wiggett will also receive certain other benefits, including an automobile allowance and housing assistance. Mr. Wiggett is also eligible to participate in the employee benefit plans and paid time off policy maintained for senior executives and employees of the Company, generally.

All payments to Mr. Wiggett as described in the paragraphs above are contingent upon Mr. Wiggett’s execution, delivery and non-revocation of a customary release of claims in agreed form. Mr. Wiggett is not be entitled to any benefits under the agreement in the case of his involuntary termination for Cause or his resignation under circumstances that do not constitute Good Reason.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

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ITEM 9.01 Financial Statements and Exhibits
(d) Exhibits
Exhibit No.    Description

10.1	Employment Agreement, between bebe stores, inc. and Mr. Jim Wiggett, dated as of December 15, 2014.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2014	bebe stores, inc.

By:    /s/ Liyuan Woo

Name:	Liyuan Woo

Title:	Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit No.    Description

10.1	Employment Agreement, between bebe stores, inc. and Mr. Jim Wiggett, dated as of December 15, 2014.

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